Exhibit 10.2a


Under the 2002 Senior Management Variable Incentive Plan, the Chief Executive Officer, with the approval of the Human Resources Committee of the Pinnacle West Board of Directors, annually designates employees to participate in the program, establishes their participation level, and establishes certain financial and operational goals which must be satisfied in order for variable pay awards to be made. The impact, if any, of each employee's performance on his or her variable pay award is determined by his or her officer. Subject to final approval by the Human Resources Committee of the Pinnacle West Board of Directors, the Chief Executive Officer also determines at year-end the degree to which those goals have been satisfied and the amount of variable pay to be awarded to participating employees, if any.